Exhibit 99.1

CONTACT:
Gerard M. Gleeson	Carl Hymans
Vice President, CFO	G.S. Schwartz & Co.
(215) 345-0919	(212) 725-4500
carlh@schwartz.com

 The Quigley Corporation Reports Third Quarter 2008 Results

- Continues Investment in Pharmaceutical R&D Future -

DOYLESTOWN, PA. – October 30, 2008 – The Quigley Corporation (Nasdaq: QGLY), www.quigleyco.com today reported net sales from continuing operations of $6.4 million, for the third quarter ended September 30, 2008, compared to $9.1 million reported for the third quarter ended September 30, 2007.  For the nine months ended September 30, 2008, net sales were $13.7 million compared to $17.5 million reported for the nine months ended September 30, 2007.

The third quarter and nine month periods of 2008 reflect a net sales decrease as a result of a slow start to the 2007/2008 cold season and changes to customers’ buying habits.  The 2008 periods’ net sales were favorably offset by sales of the Kids-EEZE® Chest Relief product line, which was launched in August 2008 and a price increase which commenced in the third quarter of 2007.  Kids-EEZE® Chest Relief, http://www.kids-eeze.com is a single-ingredient, allopathic expectorant with guaifenesin to help children, ages six and up, suffering from uncomfortable chest congestion.  Kids-EEZE® Chest Relief provides an alternative to the many multi-symptom children’s cold products that could potentially lead to overmedication. The Company has initiated an advertising and targeted couponing campaign to promote the COLD-EEZE® brand and brand extensions during the forthcoming cold season.

Income from continuing operations for the third quarter ended September 30, 2008 was $879,000, or $0.07 per share, compared to $1.4 million, or $0.11 per share for the third quarter of 2007. Loss from continuing operations for the nine months ended September 30, 2008, was $4.4 million, or ($0.35) per share compared to  $3.7 million, or ($0.29) per share for the same period in 2007.

Income from continuing operations for the third quarter of 2008, as compared to the same period in 2007, reflects a reduction of gross profit from reduced sales as well as costs associated with the continued investment in Quigley Pharma, a wholly owned Ethical Pharmaceutical subsidiary developing natural-source potential prescription and other products. The loss from continuing operations for the nine months ended September 30, 2008 reflects the aforementioned reduction in gross profit from reduced sales as well as costs associated with the continued investment in Quigley Pharma, compared to the like period of 2007.

Net income for the third quarter ended September 30, 2008 was $879,000, or $0.07 per share, compared to $1.3 million, or $0.10 per share for the third quarter of 2007.  Net loss for the nine months ended September 30, 2008 was $3.6 million, or ($0.28) per share, compared to a net loss of $4.1 million, or ($0.32) per share for the nine months ended September 30, 2007.  The improvement in net loss for the nine months ended September 30, 2008 reflects gains in the discontinued operations as compared to a loss for the same period in 2007.

No tax provision or benefits, to reduce losses, are provided for the quarter and nine month period ended September 30, 2008 and 2007, since the Company is in a net operating loss carry-forward position for which a valuation has been established.

In March 2008, The Quigley Corporation completed the sale of its wholly owned subsidiary, Darius International Inc. (“Darius”), which constituted the Health and Wellness segment, to InnerLight Holdings, Inc. Net loss of the Company for the nine months ended September 30, 2008 reflects results from discontinued operations associated with the sale of Darius that included a gain on disposal of $737,000 and income from discontinued operations of $139,000, totaling $876,000 as compared to a loss from discontinued operations of $445,000 for the same period in 2007.

The Company continues to invest in the development of natural-source potential products particularly for Diabetic Peripheral Neuropathy, the protection against infectious diseases in poultry products, disease states associated with inflammation, and protection against ionizing Radiation, as well as other health and wellness conditions.

Summary of major ethical pharmaceutical events that occurred during the third quarter of 2008:

Ongoing Quigley Pharma research and development initiatives include investing in its key pharmaceutical formulations, QR-333, an investigational new drug for treating conditions associated with Diabetic Peripheral Neuropathy.  The Company is in the midst of a Phase II (b) clinical study for QR-333, which is a key segment of the Company’s strategic initiatives to generate future growth.

During the third quarter of 2008, Quigley Pharma announced positive results of its study to determine the duration of the anti-viral effect of QR448(a), a veterinary anti-viral compound against Infectious Bronchitis Virus (IBV) in commercial broiler chickens, a consumer meat type bird.  QR448(a) also prevented the transmission of IBV from infected to non-infected 2 week old commercial broiler chickens, a consumer meat type bird.

Veterinary poultry products industry experts and those familiar with prevention and control of IBV recognize that abating transmission is perhaps one of the most important ways to economically prevent, control and manage potential losses due to IBV outbreaks.

The Company plans to continue to build on these recent events to improve its potential commercial and partnering prospects.

The Quigley Corporation makes no representation that the US Food and Drug Administration or any other regulatory agency will allow the aforementioned Investigational New Drug to be marketed.  Furthermore, no claim is made that potential medicine discussed herein is safe, effective, or approved by the Food and Drug Administration.

Additionally, data that demonstrates activity or effectiveness in animals or in vitro tests do not necessarily mean the formula test compound; referenced herein will be effective in humans.  Safety and effectiveness in humans will have to be demonstrated by means of adequate and well-controlled clinical studies before the clinical significance of the formula test compound is known.  Readers should carefully review the risk factors described in filings the Company files from time to time with the Securities and Exchange Commission.

About The Quigley Corporation
 The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.   Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies. The Quigley Corporation has wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD- EEZE® lozenges as well as fulfill other contract manufacturing opportunities and Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

(Tables Follow)

Consolidated Statements of Operations (Unaudited)

The following represents condensed financial data (in thousands) except per share data:

	Three-Months Ended September 30, 2008 ($)	Three-Months Ended September 30, 2007 ($)	Nine-Months Ended September 30, 2008 ($)	Nine-Months Ended September 30, 2007 ($)

Net Sales	6,354	9,132	13,728	17,499
Gross profit	4,082	5,980	8,550	10,913
Sales & marketing expenses	652	865	3,450	3,911
Administrative expenses	1,661	1,868	6,200	6,449
Research & development	955	2,018	3,630	4,792

Income taxes (benefit)	-	-	-	-
Income (Loss) from:
Continuing operations	879	1,384	(4,445)	(3,674)
Discontinued operations	-	(55)	876	(445)
Net Income (Loss)	879	1,329	(3,569)	(4,119)

Diluted income (loss) per share:
Continuing operations	$0.07	$0.11	$(0.35)	$(0.29)
Discontinued operations	-	(0.01)	0.07	(0.03)

Net income (loss)	$0.07	$0.10	$(0.28)	$(0.32)

Diluted weighted average common shares outstanding:	13,158,145	13,095,839	12,868,683	12,688,966

Consolidated Balance Sheets (Unaudited)

The following represents condensed financial data (in thousands) at September 30, 2008 and December 31, 2007:

	2008 ($)	2007 ($)

Cash & cash equivalents	10,880	15,134
Accounts receivable, net	5,499	6,649
Inventory	5,074	4,136
Total current assets	22,632	28,835
Total assets	26,571	33,502
Total current liabilities	6,839	10,258

Total stockholders’ equity	19,732	23,244